Term Sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 4-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011
Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated November 13, 2013; Rule 433

Structured Investments	$ Capped Knock-Out Buffered Equity Notes Linked to the S&P 500® Index due December 10, 2014
General
•
The notes are designed for investors who seek unleveraged exposure to the appreciation of the S&P 500® Index, up to a maximum return of at least 9.00% at maturity.  Investors should be willing to forgo interest and dividend payments and, if the Index closing level is less than the Initial Index Level by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, be willing to lose some or all of their principal at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing December 10, 2014†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about November 15, 2013 and are expected to settle on or about November 20, 2013.
Key Terms
Index:	The S&P 500® Index (Bloomberg ticker: SPX)
Knock-Out Buffer Amount:	25.00%
Payment at Maturity:
If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return, subject to the Maximum Return.  Accordingly, if the Ending Index Level is greater than the Initial Index Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return), subject to the Maximum Return

If the Ending Index Level is equal to the Initial Index Level, or if the Ending Index Level is less than the Initial Index Level and a Knock-Out Event has not occurred, you will receive the principal amount of your notes at maturity.

If the Ending Index Level is less than the Initial Index Level and a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the Index closing level is less than the Initial Index Level by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate.  Under these circumstances, you will lose some or all of your principal amount at maturity if the Ending Index Level is less than the Initial Index Level.

Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the Index closing level is less than the Initial Index Level by more than the Knock-Out Buffer Amount.
Maximum Return:
At least 9.00%.  The actual Maximum Return and the actual maximum payment at maturity will be provided in the pricing supplement and will not be less than 9.00% and $1,090 per $1,000 principal amount note, respectively.

Monitoring Period:	The period from but excluding the pricing date to and including the Observation Date
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The Index closing level on the pricing date
Ending Index Level:	The Index closing level on the Observation Date
Original Issue Date (Settlement Date):	On or about November 20, 2013
Observation Date†:	December 5, 2014
Maturity Date†:	December 10, 2014
CUSIP:	48126NE86
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Capped Knock-Out Buffered Equity Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $10.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest) beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $984.70 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $974.70 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
November 12, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I  and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Capped Knock-Out Buffered Equity Notes Linked to the S&P 500® Index	TS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 1,770 and a Maximum Return of 9.00% and reflects the Knock-Out Buffer Amount of 25.00%.  The actual Maximum Return will be provided in the pricing supplement and will not be less than 9.00%.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return if Knock-Out Event Has Not Occurred (1)	Total Return if Knock-Out Event Has Occurred (2)
Ending Index Level	Index Return
3,186.000	80.00%	9.00%	9.00%
3,009.000	70.00%	9.00%	9.00%
2,832.000	60.00%	9.00%	9.00%
2,655.000	50.00%	9.00%	9.00%
2,478.000	40.00%	9.00%	9.00%
2,301.000	30.00%	9.00%	9.00%
2,124.000	20.00%	9.00%	9.00%
1,947.000	10.00%	9.00%	9.00%
1,929.300	9.00%	9.00%	9.00%
1,858.500	5.00%	5.00%	5.00%
1,814.250	2.50%	2.50%	2.50%
1,770.000	0.00%	0.00%	0.00%
1,681.500	-5.00%	0.00%	-5.00%
1,593.000	-10.00%	0.00%	-10.00%
1,416.000	-20.00%	0.00%	-20.00%
1,327.500	-25.00%	0.00%	-25.00%
1,327.323	-25.01%	N/A	-25.01%
1,239.000	-30.00%	N/A	-30.00%
1,062.000	-40.00%	N/A	-40.00%
885.000	-50.00%	N/A	-50.00%
708.000	-60.00%	N/A	-60.00%
531.000	-70.00%	N/A	-70.00%
354.000	-80.00%	N/A	-80.00%
177.000	-90.00%	N/A	-90.00%
0.000	-100.00%	N/A	-100.00%
(1)  The Index closing level is greater than or equal to 75.00% of the hypothetical Initial Index Level on each day during the Monitoring Period.

(2)  The Index closing level is less than 75.00% of the hypothetical Initial Index Level on at least one day during the Monitoring Period.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1:  The level of the Index increases from the Initial Index Level of 1,770 to an Ending Index Level of 1,858.50. Because the Ending Index Level of 1,858.50 is greater than the Initial Index Level of 1,858.50 and the Index Return of 5.00% does not exceed the hypothetical Maximum Return of 9.00%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2:  A Knock-Out Event has not occurred, and the level of the Index decreases from the Initial Index Level of 1,770 to an Ending Index Level of 1,327.50.  Although the Ending Index Level of 1,327.50 is less than the Initial Index Level of 1,770, because a Knock-Out Event has not occurred, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3:  A Knock-Out Event has occurred, and the level of the Index decreases from the Initial Index Level of 1,770 to an Ending Index Level of 1,327.50.  Because a Knock-Out Event has occurred, the Ending Index Level of 1,327.50 is less than the Initial Index Level of 1,770 and the Index Return is -25%, the investor receives a payment at maturity of $750 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -25%) = $750

Example 4:  The level of the Index increases from the Initial Index Level of 1,770 to an Ending Index Level of 2,124.  Because the Ending Index Level is greater than the Initial Index Level of 1,770 and the Index Return of 20% exceeds the hypothetical Maximum Return of 9.00%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,090 per $1,000 per $1,000 principal amount note, the hypothetical maximum payment at maturity.

Example 5:  The level of the Index decreases from the Initial Index Level of 1,770 to an Ending Index Level of 708.  Because the Ending Index Level of 708 is less than the Initial Index Level of 1,770 by more than the Knock-Out

JPMorgan Structured Investments — Capped Knock-Out Buffered Equity Notes Linked to the S&P 500® Index	TS-2

Buffer Amount of 25.00%, a Knock-Out Event has occurred and the investor receives a payment at maturity of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•
CAPPED AND UNLEVERAGED APPRECIATION POTENTIAL — The notes provide the opportunity to earn an unleveraged return equal to any positive Index Return, up to the Maximum Return.  The actual Maximum Return will be provided in the pricing supplement and will not be less than 9.00%, and accordingly, the maximum payment at maturity will not be less than $1,090 per $1,000 principal amount note.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if a Knock-Out Event has not occurred.  If the Index closing level is less than the Initial Index Level by more than the Knock-Out Buffer Amount on at least one day during the Monitoring Period (i.e., if a Knock-Out Event has occurred), the benefit provided by the Knock-Out Buffer will terminate, and for every 1% that the Index closing level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” in this term sheet.

•
RETURN LINKED TO THE S&P 500® INDEX — The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the component securities of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and “Risk Factors” in the accompanying underlying supplement no. 1-I dated November 14, 2011.
•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the Index and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Index Return is positive or negative.  If the Index closing level is less than the Initial Index Level by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate.  Under these circumstances, you will at maturity be fully exposed to any depreciation in the Index. If a Knock-Out Event has occurred, for every 1% that the Ending Index Level is less

JPMorgan Structured Investments — Capped Knock-Out Buffered Equity Notes Linked to the S&P 500® Index	TS-3

than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you could lose some or all of your principal amount at maturity.
•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Index Level is greater than the Initial Index Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant.  We refer to this predetermined percentage as the Maximum Return, which will be provided in the pricing supplement and will not be less than 9.00%.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.   Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

In addition, we are currently one of the companies that make up the Index.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Index and the notes.
•
THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the Index closing level on any day during the Monitoring Period is less than the Initial Index Level by more than the Knock-Out Buffer Amount, the benefit provided by the Knock-Out Buffer Amount will terminate and you will be fully exposed to any depreciation in the Index.  We refer to this feature as a contingent buffer.  You will be subject to this potential loss of principal even if the Index subsequently increases such that the Index closing level is less than the Initial Index Level by not more than the Knock-Out Buffer Amount, or is equal to or greater than the Initial Index Level.  Under these circumstances, if the Ending Index Level is less than the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level.  If these notes had a non-contingent buffer feature that applies only on the Observation Date, under the same scenario, you would have received a return equal to the Index Return (which will be negative) plus the Knock-Out Buffer Amount at maturity.  As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use

JPMorgan Structured Investments — Capped Knock-Out Buffered Equity Notes Linked to the S&P 500® Index	TS-4

of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	whether a Knock-Out Event has occurred or is expected to occur;
•	the dividend rates on the equity securities underlying the Index;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•
RISK OF A KNOCK-OUT EVENT OCCURRING IS GREATER IF THE INDEX IS VOLATILE — The likelihood that the Index closing level is less than the Initial Index Level by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, thereby triggering a Knock-Out Event, will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Maximum Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Maximum Return.

JPMorgan Structured Investments — Capped Knock-Out Buffered Equity Notes Linked to the S&P 500® Index	TS-5

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the weekly historical Index closing levels from January 4, 2008 through November 8, 2013.  The Index closing level on November 12, 2013 was 1,767.69.  We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.

The historical Index closing levels should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the pricing date, the Observation Date or any day during the Monitoring Period.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as

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determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P 500® Index” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

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